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                                                                   EXHIBIT 99.1


                          KLA INSTRUMENTS CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 MARCH 18, 1997


P                The undersigned shareholder of KLA Instruments Corporation
R        (the "Company"), hereby appoints KENNETH LEVY and LISA C. BERRY and
O        each of them with power of substitution to each, true and lawful
X        attorneys, agents and proxyholders of the undersigned, and hereby
Y authorizes them to represent and vote, as specified herein, all the shares of Common Stock of the Company held of record by the undersigned on March 7, 1997, at the Special Meeting of Shareholders of the Company to be held on April 30, 1997 (the "Special Meeting"), at
         10:00 a.m. at the Company's headquarters at 160 Rio Robles, San Jose, California 95134 and any adjournments or postponements thereof.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                              See reverse side



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[X] Please mark
    votes as in
    this example.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR the Proposals.

The undersigned acknowledges receipt of the Notice of Special Meeting and Joint Proxy Statement/Prospectus relating to the Special Meeting.

(1) To approve the issuance of shares of the             For   Against   Abstain
    Common Stock, par value $0.001 per share, of         [ ]     [ ]       [ ]
    the Company (the "Common Stock") to the
    shareholders of Tencor Instruments, a
    California corporation ("Tencor"), pursuant to an Agreement and Plan of Reorganization, dated as of January 14, 1997, among the Company, Tencor and Tiger Acquisition Corp., a wholly-owned subsidiary of KLA ("Merger Sub"), providing for the merger of Merger Sub with and into Tencor (the "Merger").

(2) To approve an amendment to the Restated              For   Against   Abstain
    Certificate of Incorporation of the Company (the     [ ]     [ ]       [ ]
    "Certificate") to change the corporate name of the Company to "KLA-Tencor Corporation", subject to and upon consummation of the Merger.

(3) To approve an amendment to the Certificate to        For   Against   Abstain
    increase the number of authorized shares of Company  [ ]     [ ]       [ ]
    Common Stock by 175 million shares to 250 million shares and to eliminate the designation of a class of Junior Common Stock.
                                                              MARK HERE
                                                              FOR ADDRESS  [ ]
                                                              CHANGE AND
                                                              NOTE AT LEFT

                        Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                        Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Signature:________________Date:________Signature:________________Date:_________